UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 15, 2010

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33480	33-0968580
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3020 Old Ranch Parkway, Suite 400 Seal Beach, California	90740
(Address of Principal Executive Offices)	Zip Code

(562) 493-2804

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.                       Regulation FD Disclosure.

Bradley N. Miller, President of our wholly-owned subsidiary Clean Energy Compression Corp., adopted a Rule 10b5-1 Sales Plan on December 15, 2010 (the “December Plan”).  Under the December Plan, the broker may sell specified amounts of our common stock on or after January 14, 2011, provided that the price per share is at or above prices specified in the plan.  The December Plan specifies an amount of common stock to be sold at different prices, with additional limitations based upon our daily trading volume.  The maximum number of shares that may be sold during the duration of the December Plan is equal to 47.4% of Mr. Miller’s equity holdings as of December 15, 2010. The December Plan will terminate upon the earliest of (i) June 30, 2011, (ii) the date that Mr. Miller provides written notice to the broker of the termination of the plan, or (iii) the completion of all sales contemplated by the plan.

Rule 10b5-1 permits officers and directors of public companies to adopt pre-determined plans for buying or selling specified amounts of stock.  The summary of the December Plan entered in to by Mr. Miller is not intended to be a comprehensive description of the terms of the plan.  The plan is intended to comply with our Insider Trading Policy and with the provisions of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.  All sales of common stock under the plan will be reported through appropriate filings with the Securities and Exchange Commission.  Our executive officers and directors enter into Rule 10b5-1 Sales Plans to diversify their assets and obtain liquidity to meet financial obligations and for estate planning purposes.  We do not undertake any obligation to report Rule 10b5-1 Plans that may be adopted by any of our directors or officers from time to time, or to report any modification or termination of such plans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2010		Clean Energy Fuels Corp.

	By:	/s/ Richard R. Wheeler
Name: Richard R. Wheeler
Title: Chief Financial Officer